Filed Pursuant to Rule 433
Registration No. 333-166755
May 12, 2010
Burlington Northern Santa Fe, LLC

$750,000,000 5.75% Debentures due May 1, 2040
Final Term Sheet

Issuer:	Burlington Northern Santa Fe, LLC

Note Type:	Senior Unsecured Debentures

Ratings:	A3/BBB+ (stable/stable)

Offering Format:	SEC Registered

Final Terms

Principal Amount:	$750,000,000

Benchmark:	UST 4.375% due November 15, 2039

Benchmark Yield:	4.494%

Re-offer Spread:	T + 128 bps

Re-offer Yield:	5.774%

Coupon:	5.75%

Price to Public:	99.663%

Coupon Dates:	May 1 and November 1

First Coupon Date:	November 1, 2010

Trade Date:	May 12, 2010

Settlement Date:	May 17, 2010 (T+3)

Maturity Date:	May 1, 2040

Make Whole Call:	T + 20 bps (before six months prior to the maturity date)

Par Call:	Within six months prior to the maturity date

Day Count Convention:	30/360

Denomination:	$2,000 x $1,000

CUSIP:	12189L AA9

Bookrunners:	Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Co-Managers:	BMO Capital Markets Corp.
Mitsubishi UFJ Securities (USA), Inc.
SG Americas Securities, LLC
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or emailing Banc of America Securities LLC at 1 (800) 294-1322 or dg.prospectus_distribution@bofasecurities.com or calling Citigroup Global Markets Inc. at 1 (877) 858-5407 or calling J.P. Morgan Securities Inc. at 1 (212) 834-4533.